Exhibit 10.3

CENTRAL FEDERAL CORPORATION

2009 EQUITY COMPENSATION PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

The Holding Company (as defined below) and Participant hereby agree as follows:

Name of Participant:

Number of Shares Subject to the Option Award:

Date of Grant:

Exercise Price:	$ per share, which is not less than 100% of the Fair Market Value of a Share on the Date of Grant.

Term of Option:	The term of this Incentive Stock Option is ten years commencing on the Date of Grant, or five years if the employee owns more than 10% of common stock (“Common Stock”) of Central Federal Corporation (the “Holding Company”).

Vesting Schedule:	Subject to the limitations of this Award Agreement, your Incentive Stock Option Award shall vest or become exercisable in installments according to the following schedule:

Installment Vesting Date
(In shares)

33% First Anniversary of Date of Grant
33% Second Anniversary of Date of Grant
34% Third Anniversary of Date of Grant

Except as provided below, an installment will not become exercisable on the otherwise applicable vesting date if you terminate employment prior to such vesting date.

Once exercisable with respect to a number of Shares, the Option shall remain exercisable with respect to that number of Shares (subject to reduction for exercise) until the end of the term (the tenth anniversary of the Date of Grant), provided that Incentive Stock Options granted to a 10% owner will remain exercisable five years from the Date of Grant, subject to such shorter period as might apply as provided below.

Acceleration of Vesting
in the Event of a
Change in Control:	Notwithstanding the vesting schedule set forth above, upon a Change in Control of the Holding Company or CFBank your Incentive Stock Option will become exercisable in full and remain exercisable for the term of the Option.

Method of Exercise:	The Participant shall exercise portions of the Option by written notice, which shall:

(i) State the election to exercise the Option, the number of Shares in respect of which it is being exercised, and the Participant’s address and Social Security Number;

(ii) Contain such representations and agreements, if any, as the Holding Company’s Board or the Committee may require concerning the holder’s investment intent regarding the Shares;

(iii) Be signed by the Participant;

(iv) Be in writing and delivered in person or by certified mail to the Committee; and

(v) Be accompanied by payment of the Exercise Price.

Payment of Exercise Price:	The Exercise Price may be paid in cash or Common Stock having a Fair Market Value on the exercise date equal to the total Exercise Price, or any combination of cash or Common Stock. To the extent permitted by the Committee, you may also pay the Exercise Price in a cashless exercise.

Effect of Termination of
Employment or Service Because of:

(a)	Death or
	Disability:	The entire unvested portion of your Incentive Stock Option Award will immediately vest upon your termination of employment or service due to death or Disability (as defined in the Plan). The vested and unexercised portion of your Incentive Stock Option Award will remain exercisable for a period of one year following your termination of employment, or if sooner, the expiration of the Option term.

(b)	Cause:	All rights under this Incentive Stock Option Award will expire as of the effective date of your Termination for Cause.

(c)	Retirement:	Unless otherwise determined by the Committee, all unvested Incentive Stock Options will be forfeited as of your Retirement and all vested and unexercised Incentive Stock Options will remain exercisable for a period of one year following your Retirement, or if sooner, the expiration of the Option term; provided, however, that any vested and unexercised Incentive Stock Options that are exercised after three months following your Retirement will be treated as nonqualified stock options at the time of exercise.

(d)	Other reasons:	Unless otherwise determined by the Committee, all unvested Incentive Stock Options will be forfeited upon your termination of employment or service and all vested and unexercised Incentive Option Options will remain exercisable for three months following your termination, or if sooner, the expiration of the Option term.

Clawback:	A Named Executive and any of the next 20 most highly-compensated employees of the Holding Company must repay, and the Holding Company and Bank must recover, any bonus, retention award or incentive compensation (including Awards under the Plan) paid to such a Participant based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Voting, Dividends, Etc.:	You have no rights as a stockholder with respect to any shares of Common Stock covered by this Incentive Stock Option Award until the date of issuance of a stock certificate for the Common Stock covered by this Incentive Stock Option Award following exercise of the Option.

Issuance:	Shares of Common Stock subject to this Incentive Stock Option Award will be issued as soon as practicable upon exercise.

Non-Transferability:	Incentive Stock Options are not transferable by you for reasons other than by will or the laws of descent and distribution.

Incentive Stock Option
Holding Period:	By signing this Award Agreement you hereby acknowledge that in order to receive Incentive Stock Option tax treatment under Section 422 of the Code, you may not dispose of shares acquired under this Incentive Stock Option Award (i) for two years from the Date of Grant and (ii) for one year after the date the shares of Common Stock are transferred to you. In accordance with the terms of the Plan, you must notify the Holding Company within ten days of an early disposition of Common Stock under this Incentive Stock Option Award (i.e., a “disqualifying disposition”).

At that time, the Company will notify you of the withholding taxes owed in connection with the disqualifying disposition. To the extent that you fail to pay the Company the applicable withholding taxes within 3 business days after the date of the notice, the Company will withhold such amount from other compensation payable to you.

Plan Governs:	Notwithstanding anything in this Incentive Stock Option Award Agreement to the contrary, the terms of this Incentive Stock Option Award Agreement shall be subject to the terms and conditions of the Plan, a copy of which you may obtain from the Holding Company. This Incentive Stock Option Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms shall have the meaning given to such terms in the Plan.

Neither the Plan nor this Award Agreement creates any right on the part of any individual to continue in the employ or service of Central Federal Corporation or any Affiliate of Central Federal Corporation.

Modification and Waiver:	The Committee may amend or modify this Incentive Stock Option Award from time to time, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect your rights without your written consent, except as specifically permitted under the terms of the Plan.

In signing this Incentive Stock Option Award Agreement, you hereby acknowledge that all decisions, determinations and interpretations of the Committee in regards to the Plan and/or this Incentive Stock Option Award Agreement are final and conclusive.

IN WITNESS WHEREOF, the Holding Company has caused this Incentive Stock Option Award Agreement to be executed, and said Participant has hereunto set his or her hand, as of the             day of             20    .

CENTRAL FEDERAL CORPORATION

By:
, Committee Chair
For the Committee Administering the Plan

PARTICIPANT